Exhibit 99.1

NextNav Inc. Reports Fourth Quarter and Full Year 2022 Results

Launches E911 Services on Verizon in FY 2022

Signs New Device Agreements with Leading Providers, Including Sonim Technologies

Expands Relationship with NASA; Delivering PNT Services for Agency’s Urban Drone Program

McLean, VA. March 22, 2023 – NextNav Inc. (NASDAQ: NN) (“NextNav” or the “Company”), a leader in next generation GPS and 3D geolocation, today reported financial results for NextNav’s fourth quarter and full year ended December 31, 2022.

Ganesh Pattabiraman, NextNav Co-founder and CEO, stated, “We made significant progress in FY 2022 executing against our key strategic priorities, which are focused on: 1) being the leader in resilient Position, Navigation and Timing (“PNT”); 2) leveraging our Nestwave acquisition to significantly enhance the capabilities of our spectrum, and 3) expanding our global reach. We successfully completed the acquisition of Nestwave, now known as NextNav France, in October 2022 and expect to begin testing initial implementations of the combined technologies in the coming months. We continue to advance our work in the public safety sector with the launch of E911 services on Verizon, the first tier one carrier to launch an E911 device with our Pinnacle technology.

We also expanded our relationship with NASA, having recently been selected to deliver PNT services for its urban drone program at the Ames Research Center in Mountain View, California, building on their existing deployment at the Langley Research Center in Hampton, Virginia. As part of the new agreement, NASA is utilizing TerraPoiNT beacons to capture in-flight data on drone navigation, detection, and collision avoidance in support of a stronger understanding of PNT in GPS-denied environments.  Initial tests in the Bay Area will leverage TerraPoiNT’s existing network in the region, allowing for Beyond Visual Line of Sight testing for drones operating outside the visible range of a pilot.

Finally, we continue to expand our global reach with the commercial launch of our Pinnacle service with MetCom in Tokyo, Japan, as they continue the national rollout of Pinnacle. Following the launch, we continue to field significant interest from additional countries and look forward to sharing updates on our progress in the coming months.

We are excited by our progress and believe we are well positioned to continue to pursue initiatives that will advance our leadership position in PNT resilience. We look forward to the opportunities ahead and driving value for our shareholders.”

Recent Operational Highlights:

  Technology Integration: Following the close of the Nestwave acquisition, now NextNav France, in October 2022, the company is focused on the integration and implementation of the overall technology. This acquisition is expected to allow us to dramatically improve the spectral efficiency of our operations through the integration of LTE / 5G technologies.  This will enhance the technical capabilities of our spectrum and is expected to dramatically reduce the capital and network operating expenditures associated with the deployment of our TerraPoiNT technology.  Based on progress to date, NextNav expects to have initial implementations of the combined technologies ready for internal testing in the second quarter of 2023.
  E911/Public Safety: NextNav recently signed several new agreements in the E911 and public safety sector, including Verizon, Sonim Technologies, Prepared, and Convey911. In January 2023, the company announced the integration of its Pinnacle vertical location capabilities into Sonim’s XP3plus flip phone, which is now available to all Verizon and Verizon Frontline Customers. This is the first device launch under NextNav’s agreement with Verizon and the company expects to launch additional devices, including with other Tier One operators in the coming months. In addition, in February 2023, NextNav announced the integration of Pinnacle z-axis capability in Public Safety applications with Radio IP, a leader in secure mobile communications.
  NASA: On December 6, 2022,  NextNav announced that it was selected by NASA in Mountain View, California, to deliver PNT services for its urban drone program, expanding on their deployment at the Langley Research Center in Hampton, Virginia. Utilizing NextNav's commercially deployed TerraPoiNT network in the San Francisco Bay area, NASA Ames will capture in-flight horizontal and vertical location data to validate drone flight safety at its Mountain View, California, facility.
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Three and Twelve Months Ended December 31, 2022 Financial Highlights

  Revenue: was $803 thousand in the three months ended December 31, 2022, as compared to $20 thousand in the prior year period. For the twelve months ended December 31, 2022, revenue was $3.9 million, as compared with $763 thousand in the prior year period. The increase in both periods was driven by increased revenue from technology and services contracts with commercial customers.
  Operating Loss: was $14.5 million in the three months ended December 31, 2022, as compared to an operating loss of $14.2 million in the prior year period. For the twelve months ended December 31, 2022, operating loss was $65.5 million, as compared to $42.4 million in the prior year period, primarily driven by increases in stock-based compensation and payroll-related expenses.
  Net Loss: was $12.5 million in the three months ended December 31, 2022, including a gain on the fair value of warrants of $1.5 million, as compared to a net loss of $46.2 million in the prior year period, including a loss on the fair value of warrants of $23.1 million. For the twelve months ended December 31, 2022, net loss was $40.1 million, including a gain of $24.7 million related to the change in fair value of warrants, as compared to a net loss of $144.7 million in the prior year period, including a loss of $84.3 million related to the change in fair value of warrants.
  Balance Sheet: As of December 31, 2022, the Company had $55.4 million in cash, cash equivalents and short-term investments.

Conference Call Information

NextNav will host a conference call for analysts and investors at 5:00 PM ET on March 22, 2023, to discuss its financial results for the fourth quarter and Full Year 2022 and business outlook. To access the call, please register by visiting the following website: https://conferencingportals.com/event/jDTlaQAq

Upon registering, each participant will be provided with call details and a registrant ID.

NextNav is also providing an investor relations presentation with information on its business and operations, which is available in the investor relations section of the NextNav website at https://ir.nextnav.com.

A replay of the call can also be accessed via phone through March 29, 2023, by dialing (800) 770-2030 from the U.S., or (647) 362-9199 from outside the U.S. The conference I.D. number is 62936.

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About NextNav Inc.

NextNav Inc. (Nasdaq: NN) is a leader in next generation GPS, enabling a whole new ecosystem of applications and services that rely upon vertical location and resilient geolocation technology. The company's Pinnacle network delivers highly accurate vertical positioning to transform location services, reflecting the 3D world around us and supporting innovative, new capabilities. NextNav's TerraPoiNT network delivers accurate, reliable, and resilient 3D positioning, navigation and timing (PNT) services to support critical infrastructure and other GPS-reliant systems in the absence or failure of GPS.

For more information, please visit https://nextnav.com/ or follow NextNav on Twitter or LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to NextNav’s future prospects, developments and business strategies. In particular, such forward-looking statements include statements about NextNav’s position to drive growth in its 3D geolocation business and expansion of its next generation GPS platform, the business plans, objectives, expectations and intentions of NextNav, NextNav’s partnerships and the potential success thereof and NextNav’s estimated and future business strategies, competitive position, industry environment and potential growth opportunities. These statements are based on NextNav’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside NextNav’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to: (1) the ability of NextNav to continue to gain traction in key markets and with notable platforms and partners, both within the U.S. and internationally; (2) the ability of NextNav to grow and manage growth profitably, maintain relationships with partners, customers and suppliers, including with respect to NextNav’s Pinnacle 911 solution and its TerraPoiNT network, and the ability to retain its management and key employees; (3) the ability of NextNav to maintain balance sheet flexibility and generate and effectively deploy capital in line with its business strategies; (4) the possibility that NextNav may be adversely affected by other economic, business and/or competitive factors (including the impacts of the ongoing COVID-19 coronavirus pandemic); and (5) other risks and uncertainties indicated from time to time in other documents filed with the Securities and Exchange Commission by NextNav. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and NextNav undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Source: NN-FIN

Contacts

Erica Bartsch
Sloane & Company
ebartsch@sloanepr.com

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NextNav Inc.

Consolidated Balance Sheets

(Unaudited)

	December 31,
	2022	2021
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$47,230	$100,076
Short Term Investment	8,216	—
Accounts Receivable	2,168	1,740
Other current assets	3,576	4,516
Total current assets	$61,190	$106,332
Network under construction	3,574	494
Property and equipment, net of accumulated depreciation of $5,971 and $2,714 at December 31, 2022 and 2021, respectively	19,180	21,757
Operating lease right-of-use assets	10,143	—
Goodwill	17,493	—
Intangible assets, net	10,397	4,095
Other assets	1,811	4,145
Total assets	$123,788	$136,823

Liabilities, preferred interests, and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,019	$448
Accrued expenses and other current liabilities	5,241	4,600
Short term lease liabilities - operating	2,532	—
Deferred revenue	95	1,632
Total current liabilities	$8,887	$6,680

Warrants	4,200	28,875
Long term lease liabilities - Operating	5,290	—
Other long-term liabilities	1,547	1,311
Total liabilities	$19,924	$36,866

Stockholders’ equity (deficit):
Common Stock, authorized 500,000,000 shares; 106,418,442 and 96,546,611 shares issued and 106,417,265 and 96,546,611 shares outstanding at December 31, 2022 and 2021, respectively	$12	$11
Additional paid-in capital	787,130	747,928
Accumulated other comprehensive income (loss)	1,371	(121)
Accumulated deficit	(688,492)	(647,861)
Common stock in treasury, at cost, 1,177 and zero shares at December 31, 2022 and December 31, 2021, respectively	(4)	—
Total stockholders’ equity (deficit)	$100,017	$99,957
Non-controlling interests	3,847	—
Total liabilities, preferred interests, stockholders’ equity (deficit) and non-controlling interests	$123,788	$136,823

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NextNav INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

	Year Ended December 31,
	2022	2021
	(in thousands, except per share amounts)
Revenue	$3,926	$763
Operating expenses:
Cost of goods sold (exclusive of depreciation and amortization)	11,806	18,390
Research and development	17,059	9,465
Selling, general and administrative	36,926	13,555
Depreciation and amortization	3,671	1,782
Total operating expenses	69,462	43,192
Operating loss	(65,536)	(42,429)
Other income (expense):
Interest income (expense)	901	(17,842)
Change in fair value of warrants	24,675	(84,317)
Other loss, net	(184)	(26)
Loss before income taxes	(40,144)	(144,614)
Benefit (Provision) for income taxes	28	(52)
Net loss	$(40,116)	$(144,666)
Foreign currency translation adjustment	1,492	25
Comprehensive loss	$(38,624)	$(144,641)
Net loss	$(40,116)	$(144,666)
Change in redemption value of preferred interests	—	(13,831)
Net loss attributable to common stockholders	$(40,116)	$(158,497)
Weighted average of shares outstanding – basic and diluted	101,029	23,561
Net loss attributable to common stockholder per share – basic and diluted	$(0.40)	$(6.73)

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 NextNav INC.

Consolidated Statements of Cash Flows

(UNAUDITED)

	Year Ended December 31,
	2022	2021
	(in thousands)
Operating activities
Net loss	$(40,116)	$(144,666)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,671	1,782
Equity-based compensation	26,501	1,675
Change in fair value of warranty liability	(24,675)	84,317
Realized and unrealized gain on marketable securities	(72)	—
Fixed asset write-off	—	96
Issuance of warrants for rent expense	—	9,033
Equity method investment income (loss)	230	—
Asset retirement obligation accretion	56	236
Amortization of debt issuance costs and discount	—	9,257
Accrued payment in kind (“PIK”) interest on debt	—	4,714
Changes in operating assets and liabilities:
Accounts receivables	(428)	(1,663)
Other current assets	593	(3,634)
Other assets	161	(879)
Accounts payable	486	(7,020)
Deferred revenue	(1,537)	1,632
Accrued expenses and other liabilities	(2,501)	(2,812)
Operating lease right-of-use assets and liabilities	536	—
Net cash used in operating activities	$(37,095)	$(47,932)

Investing activities
Capitalization of costs and purchases of network assets, property, and equipment	(2,964)	(1,022)
Purchase of equity method investments	(1,125)	—
Purchase of marketable securities	(13,644)	—
Sale and maturity of marketable securities	5,500	—
Purchase of business, net of cash acquired	(2,890)	—
Purchase of internal use software	(613)	(260)
Net cash used in investing activities	$(15,736)	$(1,282)

Financing activities
Proceeds from debt	—	24,638
Payments towards debt	(17)	(96,871)
Proceeds from exercise of stock option	57	—
Proceeds from issuance of common stock	7	2
Net cash contribution from Business Combination and PIPE financing, net of transaction and issuance costs	—	207,872
Purchase of common stocks (withholding taxes)	(4)	—
Net cash provided by financing activities	$43	$135,641
Effect of exchange rates on cash and cash equivalents	(58)	(20)
Net increase (decrease) in cash and cash equivalents	(52,846)	86,407
Cash and cash equivalents at beginning of period	100,076	13,669
Cash and cash equivalents at end of period	$47,230	$100,076

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